Exhibit 99.3

Unaudited Pro Forma Condensed Combined Financial Statements

We acquired CSRA Inc. (CSRA) on April 3, 2018, for total cash consideration of approximately $9.7 billion. CSRA is now part of General Dynamics Information Technology (GDIT).

The following unaudited pro forma condensed combined financial statements are based on our historical consolidated financial statements and CSRA’s historical consolidated financial statements. Prior to the acquisition, CSRA’s fiscal year concluded at the end of March while our fiscal year ends on December 31. In the unaudited pro forma condensed combined statement of earnings, we have combined the fourth quarter of CSRA’s fiscal year ended March 31, 2017, with the first nine months of CSRA’s fiscal year ended March 30, 2018, to prepare a statement of earnings for CSRA for the year ended December 31, 2017. Some CSRA amounts have been reclassified among financial statement accounts to conform to our presentation.

The unaudited pro forma condensed combined financial statements have been adjusted to give effect to our acquisition of CSRA and the related financing transactions. The unaudited pro forma condensed combined statement of earnings for the year ended December 31, 2017, gives effect to these transactions as if they had occurred on January 1, 2017. The unaudited pro forma condensed combined balance sheet on December 31, 2017, gives effect to these transactions as if they had occurred on December 31, 2017.

The assumptions and estimates underlying the adjustments to the unaudited pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also should not be used to predict the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma condensed combined financial statements have been derived from, and should be read in conjunction with, the following information:

•	Our audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2017, as contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the Commission) February 12, 2018;

•	CSRA’s audited consolidated financial statements and accompanying notes as of and for the year ended March 31, 2017, as contained in its Annual Report on Form 10-K filed with the Commission May 25, 2017; and

•	CSRA’s unaudited consolidated financial statements and accompanying notes as of and for the nine months ended December 29, 2017, as contained in its Quarterly Report on Form 10-Q filed with the Commission February 7, 2018.

Unaudited Pro Forma Condensed Combined Balance Sheet

December 31, 2017

(Dollars in millions)

	General Dynamics (GD) Historical	CSRA Historical	Acquisition Financing (B)	Preliminary Purchase Price Allocation (C)	Other Pro Forma Adjustments (D)	Notes to Other Pro Forma Adjustments	Pro Forma Combined
ASSETS
Current assets:
Cash and equivalents	$2,983	$80	$10,000	$(9,749)	$(452)	(a), (b)	$2,862
Accounts receivable	3,617	192	—	—	205	(a), (c)	4,014
Unbilled receivables	5,240	753	—	—	123	(a), (c)	6,116
Inventories	5,303	—	—	—	—		5,303
Other current assets	1,185	119	—	17	52	(c)	1,373

Total current assets	18,328	1,144	10,000	(9,732)	(72)		19,668

Noncurrent assets:
Property, plant and equipment, net	3,517	694	—	—	—		4,211
Intangible assets, net	702	854	—	1,146	—		2,702
Goodwill	11,914	2,522	—	5,394	—		19,830
Other assets	585	86	—	—	—		671

Total noncurrent assets	16,718	4,156	—	6,540	—		27,414

Total assets	$35,046	$5,300	$10,000	$(3,192)	$(72)		$47,082

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$2	$86	$10,000	$(86)	$—		$10,002
Current capital lease liability	—	50	—	—	—		50
Accounts payable	3,207	120	—	—	(12)	(c)	3,315
Customer advances and deposits	6,992	160	—	—	—		7,152
Other current liabilities	2,898	680	—	68	—		3,646

Total current liabilities	13,099	1,096	10,000	(18)	(12)		24,165

Noncurrent liabilities:
Long-term debt	3,980	2,651	—	(2,651)	—		3,980
Noncurrent capital lease liability	—	210	—	—	—		210
Other liabilities	6,532	692	—	128	—		7,352

Total noncurrent liabilities	10,512	3,553	—	(2,523)	—		11,542

Total shareholders’ equity	11,435	651	—	(651)	(60)	(b)	11,375

Total liabilities and shareholders’ equity	$35,046	$5,300	$10,000	$(3,192)	$(72)		$47,082

The accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements are an integral part of these financial statements.

Unaudited Pro Forma Condensed Combined Statement of Earnings

Year Ended December 31, 2017

(Dollars and shares in millions, except per-share amounts)

	GD Historical	CSRA Historical	Acquisition Financing (B)	Preliminary Purchase Price Allocation (C)	Other Pro Forma Adjustments (D)	Notes to Other Pro Forma Adjustments	Pro Forma Combined
Revenue	$30,973	$5,063	$—	$—	$(208)	(c)	$35,828
Operating costs and expenses:
Depreciation and amortization	441	227	—	198	—		866
General and administrative (G&A)	2,010	206	—	—	(2)	(d)	2,214
Acquisition, integration and other costs (E)	—	89	—	—	—		89
Other operating costs and expenses	24,345	4,053	—	—	(229)	(c), (d), (e)	28,169

	26,796	4,575	—	198	(231)		31,338

Operating earnings	4,177	488	—	(198)	23		4,490
Interest, net	(103)	(117)	(244)	92	—		(372)
Other, net	3	56	—	—	(55)	(a), (d)	4

Earnings from continuing operations before income tax	4,077	427	(244)	(106)	(32)		4,122
Provision for income tax, net (F)	1,165	37	(85)	(37)	(30)	(e)	1,050

Earnings from continuing operations	2,912	390	(159)	(69)	(2)		3,072

Noncontrolling interests	—	(12)	—	—	—		(12)

Net earnings attributable to GD shareholders	$2,912	$378	$(159)	$(69)	$(2)		$3,060

Earnings per share
Basic	$9.73						$10.23
Diluted	$9.56						$10.04
Basic weighted average shares outstanding	299.2						299.2
Diluted weighted average shares outstanding	304.6						304.6

The accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements are an integral part of these financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(Dollars and shares in millions, except per-share amounts or unless otherwise noted)

A.	Basis of Preparation

The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are 1) directly attributable to the business combination, 2) factually supportable and 3) with respect to the unaudited pro forma condensed combined statement of earnings, expected to have a continuing impact on the combined results following the business combination.

The business combination has been accounted for under the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 805, Business Combinations. As the acquirer for accounting purposes, we have preliminarily estimated the fair value of CSRA’s assets acquired and liabilities assumed and conformed the accounting policies of CSRA to our accounting policies.

The unaudited pro forma condensed combined financial statements do not reflect the realization of any expected cost savings or other synergies from the CSRA acquisition as the result of restructuring activities and other planned cost savings initiatives following the completion of the business combination. These adjustments are excluded because they reflect actions we intend to undertake after the business combination.

B.	Acquisition Financing

We financed the acquisition by issuing $2.5 billion of commercial paper and borrowing $7.5 billion under a 364-day committed bank credit facility that expires in March 2019. The outstanding debt has a dollar-weighted average interest rate of 2.44%. A 1/8% increase or decrease in interest rates would result in a change in annual interest expense of approximately $13. We intend to issue debt securities in the future to repay in whole or in part the borrowings under the 364-day credit facility. The interest rate associated with the long-term financing that will replace the borrowings will be higher than the interest rate on the current outstanding short-term debt. Therefore, our actual interest expense will be higher than the amount included in the accompanying unaudited pro forma condensed combined statement of earnings. Our current estimate of the dollar-weighted average interest rate following the debt financing is approximately 3%.

C.	Purchase Price and Preliminary Purchase Price Allocation

We acquired CSRA for approximately $9.7 billion in cash. The following table summarizes the components of the purchase price on the acquisition date of April 3, 2018:

CSRA shares outstanding	165.4
Cash consideration per CSRA share	$41.25

Cash paid to purchase outstanding CSRA shares	$6,825
Cash paid to extinguish CSRA debt	2,846
Cash settlement of outstanding CSRA stock options and restricted stock units	78

Total consideration paid	$9,749

In the pro forma balance sheet, we eliminated CSRA’s historical shareholders’ equity of $651 and reflected the following preliminary purchase price allocation:

Assets acquired*	$1,941
Identifiable intangible assets	2,000
Goodwill	7,916
Liabilities assumed*	(2,108)

Total purchase price	$9,749

*	Assets acquired and liabilities assumed have been condensed for this summary allocation. Liabilities assumed include $68 of accrued CSRA transaction costs incurred in 2018 in connection with the acquisition, but exclude CSRA’s short- and long-term debt of $86 and $2,651, respectively, which were extinguished at acquisition. Assets acquired include $17 of taxes receivable related to the deductible transaction costs.

For purposes of this preliminary purchase price allocation, we have assumed that the reported values of the assets acquired and the liabilities assumed as of December 31, 2017, approximate their fair value, except for the intangible assets. We expect primarily to identify contract and program intangible assets, which consist of acquired backlog and probable follow-on work and associated customer relationships. The fair value of CSRA’s intangible assets is expected to be determined primarily using the income approach, which requires a forecast of all of the expected future cash flows. Since the information required to perform a detailed valuation analysis of CSRA’s intangible assets was not obtained as of the date of this filing, for purposes of these unaudited pro forma condensed combined financial statements, we utilized assumptions consistent with publicly available data for the industry.

The following table summarizes the estimated fair values of CSRA’s expected identifiable intangible assets, their estimated useful lives and amortization expense using a straight-line method of amortization:

Intangible asset	Estimated Fair Value		Estimated Useful Life (in years)	Annual Amortization Expense
Contract and program intangible assets	$2,000		7	$286
Less: CSRA historical intangible assets, net	(854)			(88)

Pro forma adjustments	$1,146	*		$198

*	The net increase in intangible assets results in a $128 increase in deferred tax liabilities, stemming from non-deductible intangible assets, which are reported in other liabilities on the unaudited pro forma condensed combined balance sheet.

These preliminary estimates of fair value and amortization expense will likely differ from the final amounts we will calculate after completing a detailed valuation analysis, and the difference could have a material impact on the future financial condition and results of operations of the combined company. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill of approximately $200 and annual amortization expense of approximately $29. Amortization expense could be further impacted by the estimated useful life and the method of amortization based on the assessment of the pattern of how the economic benefit is used (i.e., an accelerated basis vs. a straight-line basis).

Goodwill represents the purchase price paid in excess of the fair value of net tangible and intangible assets acquired. The difference between our preliminary purchase price allocation of $7,916 and CSRA’s reported amount of $2,522 resulted in a $5,394 pro forma adjustment to goodwill.

With the extinguishment of CSRA’s debt upon acquisition, the corresponding interest expense of $92 has been eliminated in the unaudited pro forma condensed combined statement of earnings.

The final purchase price allocation will be determined when we have completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments.

D.	Other Pro Forma Adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions, which are subject to change. The following adjustments (a to e below) have been reflected in the unaudited pro forma condensed combined financial statements in the column titled “Other Pro Forma Adjustments.” The adjustments are described on a pre-tax basis. See Note F for a discussion of how the tax effect of these transactions was determined.

a.	The satisfaction of obligations under CSRA’s accounts receivable purchase agreement, which resulted in an increase in accounts receivable and unbilled receivables of $222 and $150, respectively, representing amounts to be collected in the future in accordance with agreed-upon contractual terms, and a corresponding decrease of $372 to cash and equivalents. The cost of this agreement of $6 in 2017 was also removed from other income, net, in the unaudited pro forma condensed combined statement of earnings.

b.	The payment of transaction costs of $80 is reflected as an adjustment to equity on the unaudited pro forma condensed combined balance sheet. We incurred these amounts in 2018 in connection with the acquisition.

c.	The disposal of certain CSRA operations as required by a government customer to address an Organizational Conflict of Interest with respect to services provided to the customer. The disposal resulted in the removal of $17 of accounts receivable, $27 of unbilled receivables and $12 of accounts payable from the unaudited pro forma condensed combined balance sheet. As we expect to dispose of the operation within one year of the acquisition date, the net assets of the operation of $32 were classified as held for sale and reported in other current assets on the unaudited pro forma condensed combined balance sheet. Revenue and other operating costs and expenses of $208 and $199, respectively, were also removed from the unaudited pro forma condensed combined statement of earnings.

We completed a preliminary review of CSRA’s accounting policies to determine if pro forma adjustments were necessary to conform to our accounting policies and identified the following differences:

•	Accounting for revenue recognition. We account for revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers, which we adopted on January 1, 2017, but was not adopted by CSRA until March 31, 2018.

•	Accounting for retirement plans. We defer changes in plan assets and liabilities due to differences between actuarial assumptions and the actual results of the plan in other comprehensive income on the balance sheet, while CSRA recognizes these adjustments immediately in the statement of earnings. Additionally, CSRA adopted Accounting Standards Update (ASU) 2017-07, Compensation – Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, in 2017, but we did not adopt the ASU until January 1, 2018.

•	Accounting for state and local income taxes. We include state and local income taxes allocable to U.S. government contracts in operating costs and expenses in the statement of earnings, while CSRA includes these amounts in the provision for income taxes. Further, we do not establish deferred tax assets (liabilities) for the state tax effects of temporary differences between reported earnings and taxable income, while CSRA establishes deferred taxes on these temporary differences.

We have concluded that these differences in accounting policies are not material and, therefore, the pro forma financial statements have not been adjusted. The adjustments below conform the presentation of certain items in the unaudited pro forma condensed combined statement of earnings, but do not result in an impact to net earnings.

d.	The impact of conforming CSRA’s presentation of pension and other post-retirement benefit cost in the income statement to remove the impacts of ASU 2017-07 in 2017. The adjustment resulted in a reclassification of $61 of net pension income from other income, net, to G&A ($2) and other operating costs and expenses ($59) in the unaudited pro forma condensed combined statement of earnings.

e.	The impact of conforming CSRA’s presentation of the provision for state and local income taxes. The adjustment resulted in a reclassification of $29 in state and local income taxes to other operating costs and expenses in the unaudited pro forma condensed combined statement of earnings.

E.	CSRA Acquisition, Integration and Other Costs

CSRA’s 2017 historical statement of earnings includes $89 of acquisition, integration and other costs, representing costs incurred in connection with CSRA’s separation from Computer Sciences Corporation (now known as DXC Technology); CSRA’s subsequent merger with SRA International Inc.; and acquisition costs and fees and integration, transition, and other costs for acquisitions completed by CSRA. The effects of these unusual items have not been removed from CSRA’s historical statement of earnings as they are not directly related to our acquisition of CSRA.

F.	Income Taxes

The Tax Cuts and Jobs Act (tax reform) was enacted on December 22, 2017. Among its provisions, the U.S. corporate statutory tax rate was reduced from 35% to 21% effective January 1, 2018. For financial reporting purposes, companies were required to record the effect of the change in tax law in the period of enactment. This required the remeasurement of U.S. federal deferred tax assets and liabilities at the tax rate expected to apply when the temporary differences are realized/settled. As a result of the change in tax law, we recorded an additional tax provision of $119, while CSRA recorded a tax benefit of $101. The effects of these unusual items have not been removed from the historical statements of earnings as they are not directly related to our acquisition of CSRA.

For purposes of the unaudited pro forma condensed combined statement of earnings, a pro forma remeasurement adjustment for tax reform was not made for any pro forma deferred taxes established as of January 1, 2017, related to the acquisition due to the non-recurring nature. The income tax effects of the pro forma adjustments reflected in the unaudited pro forma condensed combined statement of earnings are calculated based on the statutory tax rate in effect in 2017 (35%). We have not reflected any amounts associated with the state provision for income taxes as this amount would be allocable to U.S. government contracts in operating costs and expenses and would result in a corresponding amount in revenue, with an immaterial impact on operating earnings. For purposes of the unaudited pro forma condensed combined balance sheet, the income tax effects of the pro forma adjustments are calculated based on either the 35% statutory tax rate in effect in 2017 (taxes receivable) or the 21% tax rate expected to apply when the temporary differences are realized/settled (deferred taxes), and are included in other current assets, other liabilities and shareholders’ equity on the unaudited pro forma condensed combined balance sheet.